Exhibit 99.1

News

For Immediate Release April 24, 2003 6:30 a.m. Eastern Time www.procyte.com	Contact: Matthew J. Dennis, CFA SM Berger & Co. (216) 464-6400 matt@smberger.com irinfo@procyte.com

ProCyte Announces First-Quarter 2003 Financial Results

Redmond, Wash.—April 24, 2003—ProCyte Corporation (OTCBB: PRCY.OB), a company whose patented GHK and AHK Copper Peptide technologies are being used in a broadening array of products for skin care, hair care and tissue repair in the consumer and medical markets, today announced financial results for its first quarter ended March 31, 2003.

For the 2003 first quarter, revenues increased to $3.3 million from the $3.0 million reported for first quarter 2002—up 10 percent from a year ago. The increase was principally due to increased royalty income, which rose more than 60 percent from the year-earlier period. Product sales for the first three months advanced 5 percent. Contributing to this increase was growth in 2003 demand by Neutrogena for ProCyte’s patented Copper Peptide compound, which more than offset American Crew’s initial inventory buildup reflected in the first quarter 2002. In addition, domestic product sales to physicians and distributors were slightly lower than 2002, reflecting the effects of severe winter weather and the soft economy, however these were more than offset by an increase in international distributor sales. Gross margin decreased in 2003 from 2002 due to the change in overall revenue mix resulting from the increased Copper Peptide compound sales in 2003, which have lower margins than packaged products.

The net loss for the 2003 first quarter was $133,000, or ($0.01) per diluted share, compared with net earnings of $489,000, or $0.03 per diluted share, for the first quarter of 2002. The Company previously forecasted that it would report a net loss for the first quarter due to costs related to the development and production of an Infomercial being expensed upon its first airing. The development and production expenses included in the first quarter amounted to $540,000. Excluding the aforementioned expense item, operating expenses increased 9 percent from the year-earlier period, reflecting investment in additional management, increased sales support and advertising expenses in the 2003 period and, on a percentage of revenue basis, such expenses remained at a consistent 55 percent of revenues. Cash balances as of March 31, 2003, were $4.4 million, down slightly from $4.6 million at December 31, 2002.

Jack Clifford, President and Chief Executive Officer, said, “In 2002, based upon our strengthening cash position, we chose to pursue an opportunity for ProCyte to sell directly to consumers via an Infomercial. We commenced market tests of the Infomercial several days prior to the initiation of the war with Iraq. Timing could not have been worse as most Americans were focuses on news of the conflict. We have taken advantage of this temporary situation to make improvements based on the initial test data in mid-March and market testing should resume by mid-year. Our media company is assisting us in evaluating the most appropriate timing for resumption of our market tests.”

He continued, “As a result of sales generated by for American Crew’s initial launch last year, and the impact of the soft economy on current period product sales, we experienced very challenging first-quarter sales comparisons. On the bottom-line, we were pleased to have absorbed nearly all of the development and production expenses associated with our Infomercial while incurring a less than $0.01 per share loss in the quarter—and still maintain a strong cash position.”

“Looking ahead, we have recently added a new customer in the direct-mail category who will initiate a market test during the second quarter. Additionally, with the significant Infomercial development and production expenses now behind us, we anticipate a return to profitability in the second quarter,” Clifford concluded.

A conference call is scheduled for 4:00 p.m. Eastern Time today to discuss this announcement and answer questions. To participate, please dial 800-294-4202 five to ten minutes before the call is scheduled to begin. If you are unable to participate in the live call, a replay will be available beginning April 24 and ending April 27, 2003. Please call 888-844-1786 between 8:00 AM and 10:00 PM Eastern and request Code 136049#.

ProCyte Corporation develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. The Company sells directly to dermatologists, plastic and cosmetic surgeons and through licenses with strategic partners into the consumer market, including its long-term worldwide license agreement with Neutrogena®, a Johnson & Johnson company. ProCyte’s products include Neova® Anti-Aging Skin Care, Complex Cu3® Post-Procedure Skin Care, GraftCyte® Hair Transplant Care and Tricomin® Advanced Care for Thinning Hair. Additional information is available by visiting the Company’s website at www.procyte.com.

This release may contain forward-looking statements relating to the research, development, commercialization, production, marketing and distribution of the Company’s products and future operating results, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include its ability to develop, commercialize and produce new products; the market acceptance of existing and potential future products; the availability, cost and timely delivery of materials and services from and performance of third-party suppliers, manufacturers, distributors, licensees and other collaborative partners; the satisfaction of regulatory requirements, and the receipt, timing, terms and conditions of required regulatory approvals.  Reference is made to the Company’s latest Annual Report on Form 10-K for the year ended December 31, 2002, which has been filed with the Securities and Exchange Commission for a more detailed description of such factors.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

(Tables Follow)

	Three months ended March 31,
Statements of Operations Data:	2003	2002
REVENUES
Product sales	$2,881,916	$2,753,400
Licenses, royalties and other	464,486	289,000
Total revenues	3,346,402	3,042,400

Cost of product sales	1,183,201	926,081
Gross Profit	2,163,201	2,116,319

OPERATING EXPENSES
Marketing & selling	1,399,575	771,784
General, research & administrative	967,028	902,456
Total operating expenses	2,366,603	1,674,240

OPERATING INCOME (LOSS)	(203,402)	442,079

Interest & other income	88,123	46,797

Net income (loss) before tax	(115,279)	488,876
Provision for income tax	(17,500)	—

Net Income (Loss)	$(132,779)	$488,876

Net income (loss) per share
Basic	$(0.01)	$0.03
Diluted	$(0.01)	$0.03

Shares used in per share computation
Basic	15,745,696	15,682,473
Diluted	15,745,696	16,000,865

	March 31,	December 31,
Balance Sheet Data:	2003	2002
Cash and cash equivalents	$4,387,698	$4,555,985
Accounts receivable, net of allowance	1,461,829	1,327,956
Inventory	1,672,743	1,717,813
Property and equipment, net	1,214,042	1,285,776
Intangibles, net	2,898,994	2,902,996
Other assets	2,026,967	2,298,286
Total Assets	$13,662,273	$14,088,812

Total liabilities	$1,950,761	$2,270,489
Stockholders’ equity	11,711,512	11,818,323
Total Liabilities and Stockholders’ Equity	$13,662,273	$14,088,812